UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2016

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road,  Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2016, the Board of Directors (the “Board”) of National Bank Holdings Corporation (the “Company”) appointed Michael J. Daley, Senior Vice President, Chief Accounting Officer & Controller as the principal accounting officer of the Company. Brian F. Lilly, the Company’s Executive Vice President, Chief Financial Officer; Chief of M&A and Strategy, had previously been functioning as the Company’s principal accounting officer in addition to serving as the principal financial officer. Mr. Daley, age 33, joined the Company in September 2011 and served in various finance roles, including Bank Controller.  Prior to joining the Company, Mr. Daley worked in the audit practice of the accounting firm of Deloitte LLP for approximately 6 years, most recently as Audit Manager.

There are no material plans, contracts or arrangements that have been entered into nor any new grants or awards in connection with Mr. Daley’s appointment as principal accounting officer.

Item 5.07Submission of Matters to a Vote of Security Holders

On May 4, 2016,  the Company held its 2016 Annual Meeting of Shareholders (the “Annual Meeting”).  The proposals voted on at the Annual Meeting and the final voting results are as follows:

Proposal 1: All of the director nominees were elected to the Board of Directors, based upon the following votes:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Ralph W. Clermont	27,589,770	278,496	734,235
Robert E. Dean	26,145,230	1,723,036	734,235
Fred J. Joseph	27,809,389	58,877	734,235
G. Timothy Laney	26,317,194	1,551,072	734,235
Micho F. Spring	27,589,444	278,822	734,235
Burney S. Warren, III	27,547,703	320,563	734,235

Proposal 2: The shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, based upon the following votes:

For	Against	Abstain
28,870,569	30,451	1,481

Proposal 3: The shareholders approved, on an advisory non-binding basis, the compensation paid to the Company’s named executive officers, based upon the following votes:

For	Against	Abstain	Broker Non-Votes
21,764,638	6,100,135	3,493	734,235

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel
Date: May 9, 2016